EXHIBIT 4.3
             ST. LAURENT PAPERBOARD INC. LONG-TERM INCENTIVE PLAN


1.    PURPOSE OF THE PLAN

      The purpose of this St-Laurent Paperboard Inc. Long-Term Incentive Plan (the "Plan") is to:

      1.1 promote a proprietary interest in St. Laurent Paperboard Inc. (the "Corporation") among its executives and other key employees and those of its existing or future subsidiaries and affiliates;

      1.2 encourage them to further the development of the Corporation, its subsidiaries and affiliates; and

      1.3 attract and retain key employees necessary for the long-term success of the Corporation, its subsidiaries and affiliates.


2.    ADMINISTRATION

The Plan shall be administered by the members of the Human Resources, Management Development and Compensation Committee of the Board of Directors of the Corporation (respectively, the "Committee" and the "Board") and is subject to the general authority of the Board. The Committee and the Board shall have full and complete authority to interpret the Plan and to prescribe such miles and regulations and make such other determinations as they deem necessary or desirable for the administration of the Plan. All decisions and determinations of the Committee and the Board respecting the Plan shall be binding and conclusive on the Plan and its participants.


3.    ELIGIBILITY AND PARTICIPATION

The Committee may, in its sole discretion, designate any full-time executive officers or senior managers of the Corporation, subsidiaries or affiliates as participants in the Plan (the "Eligible Employees"). Initially, Eligible Employees shall be those holding the following positions with the Corporation: the President and Chief Executive Officer of the Corporation; the Vice-President, Finance and Chief Financial Officer; the Vice-President, Marketing; the Vice-President, Sales; the Vice-President Administration and
Secretary; the Vice-President, La Tuque Operations; the Vice-President, Container Operations; the Vice-President, Matane Operations; the Vice-President, Montreal Operations; the Controller; the Manager, Engineering and Technology; the Manager, Human Resources; the Manager, Operations Planning; and the Manager, Woodlands.

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4.    COMPONENTS OF THE PLAN

The Plan shall be composed of three components: (i) the options (the "Options"), including the on-going options (the "On-Going Options") and one-time options (the "One-Time Options"), described in Section 5 hereof; (ii) the share purchase offer described in Section 6 hereof (the "Share Purchase Offer"); and (iii) the restricted share units ("RSUs") described in Section 7 hereof.


5.    OPTIONS

      5.1 Description and Number of Securities Offered Under Options. The securities which may be purchased pursuant to Options granted hereunder are common shares of the Corporation (the "Shares"). Subject to Section 10, the maximum number of Shares that may be issued pursuant to the exercise of Options under this Plan shall not exceed 1,031,684.

      5.2 Grants of On-Going Options. The Committee shall designate from time to time the Eligible Employees (the "On-Going Optionees") to whom a grant of On-Going Options shall be made. The Committee shall determine, at its discretion, the number of Shares to be covered by each such On-Going Option and the date the grant thereof becomes effective. The number of Shares to be covered by each such On-Going Option shall not exceed in any one fiscal year of the Corporation a percentage of annual base salary of the relevant On-Going Optionee to be determined from time to time by the Committee, divided, in each case, by the exercise price of the On-Going Options as determined in Subsection 5.4, and rounded down to the nearest whole number. For the purposes of the Plan, "base salary" shall mean the annual base salary of the Eligible Employee for the applicable fiscal year, excluding bonuses or any other cash or non-cash benefits of any nature.

      5.3 Grants of One-Time Options. Effective on the closing of the initial public offering of Units of the Corporation (each Unit composed of 200 Shares and an equal dollar amount of 8% convertible unsecured subordinated debentures) (the " IPO "), each Eligible Employee (" One-Time Optionee ") may be granted a One-Time Option on a number of Shares equal to the percentage listed below of the annualized 1994 base salary of such One-Time Optionee divided, in each case, by the exercise price of the One-Time Options set out in Subsection 5.4 below:

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      One-Time Optionee                   Percentage of Base Salary

      President and CEO                            400%

      VP, Finance and CFO                          200%

      VP, Marketing                                200%

      VP,  Sales                                   200 %

      VP,  Administration and Secretary            200%

      VP,  La Tuque Operations                     200%

      VP,  Container Operations                    100%

      VP, Matane Operations                        200%

      VP, Montreal Operations                      200%

      Controller                                   200%

      Manager, Engineering and                     100%
      Technology

      Manager, Human Resources                     100%

      Manager, Operations Planning                 100%

      Manager, Woodlands                           100%


            One-Time Optionees and On-Going Optionees are hereinafter sometimes referred to together as "Optionees".

      5.4 Exercise Prices. The exercise price for. each Share covered by an On-Going Option shall be the weighted average price per Share at which the Shares traded on the Montreal Exchange and The Toronto Stock Exchange during the period of five consecutive trading days ending on the trading day immediately prior to the (lay on which the On-Going Option was granted; for such purposes, the It weighted average price" shall be determined by dividing the aggregate sale prices of all the Shares sold on such exchanges during the said five day period by the total number of Shares sold, as reported by the said exchanges. The exercise price for each Share covered by a One-Time Option shall be the price per Share allocated to the Shares comprised in the Units distributed at the closing of the IPO ('the "Public Offering Price").


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      5.5   Option Period. Unless the Committee, in its sole discretion, decides otherwise, one-third of each Option shall become exercisable by the Optionee three years after the date of the grant thereof; a further one-third shall become exercisable four years after the date of the grant thereof; and the final one-third will become exercisable five years after the date of the grant thereof. No Option, however, may be exercised after the tenth anniversary of the grant thereof. An Optionee may on any date exercise part only or all of any Option at any time during any period that it continues to be exercisable, without prejudice to his right to exercise the balance, if any, of the Option at subsequent times during the period the Option continues to be exercisable.

      5.6 Exercise, Payment and Issue of Shares. Exercise of any Option shall be made by written notice to the Secretary of the Corporation setting forth the number of Shares with respect to which the Option is being exercised and specifying the address to which the certificate evidencing such Shares is to be delivered. Such notice shall be accompanied by a certified cheque made payable to the Corporation in the amount of the exercise price. The Corporation shall cause a certificate for the number of Shares specified in the notice to be issued in the name of the Optionee and delivered to the address specified in the notice not later than five business days following receipt of such notice and cheque.

      5.7 Termination of Employment. When an Optionee ceases to be an employee of the Corporation, a subsidiary or an affiliate thereof, the Optionee, or the Optionee's estate in the case of death, shall have the right to exercise all Options granted to the Optionee which, as granted, could be exercised on the date his employment ceased at any time within a period of' twelve months after the Optionee ceased to be an employee, provided that such exercise shall be prior to the expiry of the maximum period established for the exercise of such Option. However, if the Optionee has resigned his employment or if the employment of the Optionee has been terminated by the employer for cause, the Optionee shall have no such right with respect to unexercised Options and an such unexercised Options previously granted to an Optionee shall become void immediately upon the termination of employment.


6.    SHARE PURCHASE OFFER

      6.1 Description and Number of Securities Offered under the Share Purchase Offer. The securities which may be purchased and distributed pursuant to the Share Purchase Offer are Shares. The maximum number of Shares that may be issued pursuant to the Share Purchase Offer shall not exceed 104,022.


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      6.2   Share Purchase  Offer.  The Eligible  Employees shall be entitled to purchase a number of Shares ("Executive Shares"), any time on the date, or within five business days, of the closing of the IPO, equal to the percentage of the 1994 annualized base salary of each such Eligible Employee, listed below, divided, in each case, by the price at which Executive Shares may be purchased under the Share Purchase Offer pursuant to Subsection 6.3, and rounded down to the nearest whole number:


      One-Time Optionee                   Percentage of Base Salary

      President and CEO                            120%

      VP, Finance and CFO                          66 2/3 %

      VP, Marketing                                66 2/3 %

      VP, Sales                                    66 2/3 %

      VP, Administration and Secretary             66 2/3 %

      VP, La Tuque Operations                      66 2/3 %

      VP, Container Operations                     66 2/3%

      VP, Matane Operations                        66 2/3 %

      VP, Montreal Operations                      66 2/3%

      Controller                                   66 2/3 %

      Manager, Engineering and                     50%
      Technology

      Manager, Human Resources                     50%

      Manager, Operations Planning                 50%

      Manager, Woodlands                           50%


      6.3 Price of the Shares. The price per Share at which Executive Shares may be purchased shall be 90% of the Public Offering Price, provided that the Eligible Employee (i) remains in the continuous employment of the Corporation, a subsidiary or an affiliate thereof for a period of two years after the date he purchased the Executive Shares, and (ii) does not sell, transfer or otherwise alienate in any manner the Executive Shares so purchased for a period of two years after the date of purchase. If the Eligible Employee ceases to

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            be employed by the Corporation, a subsidiary or an affiliate thereof within such period or purports to sell, transfer or assign Executive Shares within such period, the Eligible Employee shall pay the Corporation an amount equal to 10% of the Public Offering Price (as liquidated damages, and not as a subscription price upon issuance of the Shares) multiplied by the aggregate number of Executive Shares purchased by such Eligible Employee or, in the case of a sale, transfer or assignment of Executive Shares without the Eligible Employee ceasing to be employed by the Corporation, a subsidiary or
            an  affiliate  thereof,   multiplied  by  the  aggregate  number  of
            Executive Shares so sold, transferred or assigned (the "Penalty"), and the Trustee (as defined below) shall not deliver any such Executive Shares to or to the order of the Eligible Employee until the Corporation has received a certified cheque for such amount.

      6.4 Participation in the Share Purchase Offer. In order to participate in the Share Purchase Offer, Eligible Employees must have returned a properly completed subscription form in the form set out as Exhibit "A" hereto to the Secretary of the Corporation no later than 5:00 p.m. (Montreal Time) on June 14, 1994. If the Secretary of the Corporation has not received the properly completed for-m by 5:00 (Montreal time) on June 14, 1994 in respect of any Eligible
            Employee, such Eligible Employee shall not be entitled to participate in the Share Purchase Offer. If, in respect of any Eligible Employee, a properly completed form is received, such Eligible Employee is entitled to purchase the number of Executive Shares indicated in such subscription form, up to but not to exceed such Eligible Employee's entitlement to participate in the Share Purchase Offer calculated in accordance with Subsection 6.2, unless he has withdrawn or revoked his application within two business days after the receipt or deemed receipt of the final prospectus relating to the IPO.

      6.5 Payment. The properly completed subscription form shall be accompanied by (i) a certified cheque made payable to the Corporation in the amount of the aggregate purchase price for the Executive Shares the Eligible Employee elected to purchase, or (ii) in the event the Eligible Employee elects to obtain financial assistance pursuant to Subsection 6.7, an indication on the subscription form that the Eligible Employee so elects in the space reserved for such purpose. The Corporation shall cause a certificate for the number of Executive Shares specified in the subscription form to be issued in the name of the Trustee and delivered to the Trustee on behalf of the Eligible Employee not later than five business days following the later of (iii) receipt of such notice and, if applicable, the Eligible Employee's certified cheque, and
            (iv) the closing of the IPO. The Secretary of the Corporation shall act as escrow agent with respect to Executive Shares purchased by such Eligible Employee in accordance with Subsection 6.6 (in such capacity, referred to in this Section 6 as the "Trustee").

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      6.6   Escrow.  The Trustee shall hold the Executive Shares purchased by an
            Eligible Employee pursuant to this Section 6 in escrow and such Executive Shares shall not be transferred to the Eligible Employee or to any other person until the later of (i) repayment in full of any loan granted to or to the benefit of such Eligible Employee to assist in the purchase of such Executive Shares pursuant to Subsection 6.7 (the "Eligible Employee Loan"), and (ii) two years after the date such Eligible Employee purchases the Executive Shares
            in  accordance  with  Subsection  6.5,  (the  "Retention   Period").
            Notwithstanding the foregoing, in the event an Eligible Employee wishes to sell, transfer or otherwise alienate Executive Shares prior to the expiry of the Retention Period and the Eligible Employee has not ceased to be an employee of the Corporation, a subsidiary or an affiliate thereof, the Trustee shall release such number of Executive Shares from escrow as the Eligible Employee wishes to sell, transfer or otherwise alienate prior to the expiry of the Retention Period, provided that the Eligible Employee has first repaid the proportion of the Eligible Employee Loan that such Executive Shares are of all Executive Shares purchased by the Eligible Employee and has paid any Penalty (as defined in Subsection 6.7) with respect to such Executive Shares. During the Retention Period, all rights with respect to the Executive Shares held by the Trustee on behalf of an Eligible Employee, including voting rights, shall be exercisable by the Eligible Employee, and any dividends payable on such Executive Shares shall be paid to the Eligible Employee, subject any application of dividends to repayment of any loan pursuant to Subsection 6.7. At the expiry of the Retention Period, the Executive Shares shall be transferred by the Trustee to the Eligible Employee and registered in the name of the Eligible Employee.

      6.7 Financial Assistance. An Eligible Employee may apply to the Corporation for a loan in an amount necessary to permit the Eligible Employee to purchase, from the Corporation, the Executive Shares which the Eligible Employee has elected to purchase under the Share Purchase Offer. To apply for a loan, the Eligible Employee must, at the time of delivery of his subscription form to the Secretary of the Corporation, have so indicated on the subscription form in the space reserved for such purpose. The whole or any part of the loan may be granted by the Corporation, in its discretion, subject to applicable laws and such terms and conditions as the Board may, in its sole discretion, stipulate, or arranged by the Corporation to be made by a third party acceptable to the Corporation on such terms and conditions as the Board may, in its sole discretion, agree. The Corporation shall charge no interest or fees with respect to any loan made by it hereunder and, if a loan is arranged by the Corporation with a third party, shall bear all interest charges and fees with respect thereto. The entire amount of any loan granted to an Eligible Employee pursuant to the provisions of this Subsection
            6.7 shall be used solely for the purchase of  Executive  Shares from

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            the  Corporation  under the Share Purchase Offer in accordance  with the Plan. Any outstanding principal amount of such loan shall be repayable by the Eligible Employee, and the Corporation may, in its sole discretion, effect such payment from any proceeds of any sale, transfer or other alienation by the Eligible Employee of Executive Shares held by the Trustee, any dividends declared and paid on such Executive Shares, any moneys payable to the Eligible Employee with respect to RSUs pursuant to Subsection 7.3 and 25 % of any bonus granted to the Eligible Employee under the Corporation's Short-Term Incentive Plan. The Eligible Employee shall be deemed to have agreed that the Corporation shall have, and shall have been deemed to have granted, by his application for any such loan, a first-ranking charge, hypothec and security interest over the Executive Shares held by the Trustee to the account of the Eligible Employee as well as over the proceeds of any such sale, transfer or alienation, such dividends, such moneys and such other amounts.

      6.8 Termination of Employment. When an Eligible Employee ceases to be an employee of the Corporation, a subsidiary or an affiliate thereof, whether before or after the expiry of the Retention Period, the Eligible Employee, or the Eligible Employee's estate in the case of death, shall have the right to receive from the Trustee the Executive Shares purchased by him under the Share Purchase Offer and held by the Trustee, subject to the prior repayment by or on behalf of the Eligible Employee or the Eligible Employee's estate, as the case may be, in full of the outstanding balance on any loan given to the Eligible Employee pursuant to Subsection 6.7 and, if applicable, any Penalty, in the event of termination for cause or resignation, within thirty (30) days of the Eligible Employee ceasing employment, and in any other case, within six (6) months following the date on which the Eligible Employee ceased such employment. If the full amount of the outstanding balance of such loan and any Penalty has not been repaid within such period, the Corporation shall be authorized to sell such Eligible Employee's Executive Shares and to apply the net proceeds of such sale to the repayment of the loan and any Penalty.


7.    RESTRICTED SHARE UNITS

      7.1 Rights to Restricted Share Units. Effective on the date an Eligible Employee purchases Executive Shares pursuant to the Share Purchase Offer, such Eligible Employee shall receive one RSU for every two Executive Shares purchased by such Eligible Employee under the Share Purchase Offer. The securities which may be issued pursuant to RSUs are Shares. Subject to Section 10, the maximum number of Shares that may be issued pursuant to RSUs shall not exceed 52,01 1.
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      7.2   Forfeiture  of RSUs.  If an Eligible  Employee  sells,  transfers or otherwise alienates Executive Shares prior to the expiry of a three-year period following the issuance of such Executive Shares (the "Qualifying Period"), one RSU shall be immediately forfeited by the Eligible Employee for every two such Executive Shares which are so sold, transferred or otherwise alienated. If an Eligible Employee ceases, at any time prior to the expiry of the Qualifying Period, to be continuously employed by the Corporation, a subsidiary or an affiliate thereof, for any reason whatsoever, the Eligible Employee shall immediately forfeit all the RSUs held by such Eligible Employee. The Secretary of the Corporation shall be entitled, acting in his sole discretion, to require satisfactory evidence from the
            Eligible   Employee  that  the  Eligible   Employee  has  maintained
            ownership of the applicable Executive Shares prior to authorizing the payment of any cash pursuant to Subsection 7.3 or the issuance of any Shares pursuant to Subsection 7.4.

      7.3 Cash Payments on RSUs. Each holder of an RSU shall be entitled to receive from the Corporation cash payments equal to any cash dividends declared and paid to the holder of a Share, other than dividends declared and paid not in the ordinary course of business, during the period the Eligible Employee held such RSU; such amounts shall be payable contemporaneously with the payment of such cash dividends on the Shares. The right of a holder of RSUs to receive such cash payment shall be subordinated in all respects to the fights of the holders of Shares to receive dividends as and when legally declared and paid.

      7.4 Entitlement to Shares. Each RSU held by an Eligible Employee on the third anniversary of the date the Eligible Employee purchased Executive Shares shall immediately entitle the holder thereof to receive, and the Corporation shall be obliged to issue, one Share of the Corporation without payment of any further consideration by the Eligible Employee.

8.    QUANTITATIVE RESTRICTION

      Notwithstanding anything to the contrary herein provided: (i) the total number of Shares reserved for issuance pursuant to Options under the Plan and under all employee options shall not exceed 10% of the issued Shares;
      (ii) the maximum number of Shares that may be reserved for issuance to any one person pursuant to the exercise of Options granted hereunder or options under any other plans shall not exceed 5 % of Shares issued and outstanding at the time of the grant; and (iii) the number of Shares which may be issued under the Plan and other share compensation plans of the Corporation in a one-year period shall not exceed (a) to insiders of the Corporation, in the aggregate, 10% of the issued Shares, or (b) to any one insider and such insider's associates, 5 % of the issued Shares.

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9.    DURATION, AMENDMENT OR TERMINATION OF PLAN

      Subject to Section 11, the Board may amend or terminate the Plan at any time but in any such event, the rights of Eligible Employees related to any granted but unexercised Options, Executive Shares purchased under the Share Purchase Offer and RSUs shall be fully preserved and maintained. The Board may amend the text of the Plan to correct or rectify any ambiguities, defective provisions, errors or omissions herein, provided that, in the opinion of the legal counsel, the rights of the Eligible Employees and the shareholders of the Corporation are in no way prejudiced thereby.

10.   SUBDIVISION, CONSOLIDATION, CONVERSION OR RECLASSIFICATION

      In the event that the Shares are subdivided, consolidated, converted or reclassified by the Corporation, or that any other action of a similar nature affecting such Shares is taken by the Corporation, the Shares and RSUs issued or issuable under this Plan shall be appropriately increased or decreased, converted or reclassified, and the total number of Shares reserved for issuance under this Plan shall be adjusted in the same manner. Such adjustment shall be made by the Committee, in its sole discretion and subject to the requirements of applicable regulatory authorities, and any determination by the Committee with respect to such adjustment shall be conclusive and binding for all purposes of the Plan.


11.   NECESSARY APPROVALS

      Any grant of Options by the Corporation and the Corporation's obligation to issue and deliver any Shares in accordance with this Plan, as well as any amendment thereto, is subject to any required approval of regulatory authorities having jurisdiction over the Shares ('including any stock exchanges on which the Shares are listed).


12.   RIGHTS NON-ASSIGNABLE

      The rights of an Eligible Employee pursuant to the provisions of this Plan are nonassignable, including by way of collateral or security for any obligation of the Eligible Employee, other than in favour of the Corporation as expressly provided herein.


13.   GOVERNING LAW

      The provisions of the Plan shall be interpreted in accordance with the laws of the Province of Quebec.


14.   MISCELLANEOUS

      14.1 The participation of an individual in the Plan is at the sole discretion of the Committee, and the provisions of the Plan, any past practices of the Committee or the Board and any rules, regulations or decisions related to the Plan by the Committee or the Board shall not be interpreted as conferring upon any such individual any rights or privileges other than those rights and privileges expressly provided hereby and expressly granted by the Committee.

      14.2 The Plan does not provide any guarantee against any loss or profit which may result from fluctuations in the market price of the Shares.

              RESOLUTION OF THE HUMAN RESOURCES, MANAGEMENT DEVELOPMENT
                           AND COMPENSATION COMMITTEE

      The percentage of annual base salary for the purposes of grants of On-Going Options under Subsection 5.2 of the Company's Long-Term Incentive Plan shall be the following percentages for the following offices:

      Optionee                            Percentage of Base Salary

      President and CEO                            200%

      VP, Finance and CFO                          100%

      VP, Marketing                                100%

      VP, Sales                                    100%

      VP, Administration and Secretary             100%

      VP, La Tuque Operations                      100%

      VP, Container Operations                     100%

      VP, Matane Operations                        100%

      VP, Montreal Operations                      100%

      Controller                                   100%

      Manager, Engineering and                     50%
      Technology

      Manager, Human Resources                     50%

      Manager, Operations Planning                 50%

      Manager, Woodlands                           50%

                          ST. LAURENT PAPERBOARD, INC.
                               EXECUTIVE OFFERING
                                SUBSCRIPTION FORM


PLEASE PRINT

Personal Information


Given Name(s)     Family Name                    Social Ins. No.


Home Address      Apt. #                        Employee No.


City              Postal Code             Telephone



APPLICATION DEADLINE: 5:00 p.m., June 14, 1994

Share Purchase

I apply to purchase $________ worth of Executive Shares at a price of $12.15 per share subject to the terms and conditions of the Share Purchase Offer set out in the St. Laurent Paperboard Inc. Long-Term Incentive Plan and the Final Prospectus.

I understand that if I cease to be an employee of St. Laurent Paperboard Inc. ("St. Laurent"), subsidiaries or affiliates thereof within a period of two years from the date I have purchased the Executive Shares, or if I have sold, transferred or otherwise alienated the Executive Shares within such period, I shall be required to pay to St. Laurent, as liquidated damages, an amount equal to $1.35 per Executive Share multiplied by the aggregated number of Executive Shares purchased by me or, in the case of a sale, transfer or assignment of the Executive Shares without my ceasing to be employed by St. Laurent, a subsidiary or affiliate thereof, multiplied by the aggregate number of Executive Shares so sold, transferred or assigned. I also understand that one Restricted Share Unit will be forfeited by me for every two Executive Shares sold, transferred or otherwise alienated by me prior to the expiry of a three-year period following the issuance of such Executive Shares, and that all Restricted Share Units held by me shall be immediately forfeited if, at any time during such three-year period, I cease to be an employee of St. Laurent, a subsidiary or affiliate thereof for any reason whatsoever.

I understand that the Executive Shares will be registered in the name of the Trustee (as defined in the Plan) during the period of two years from the date of purchase of the Executive Shares.

Reference is made to the St. Laurent Long-Term Incentive Plan for a full description of the terms and conditions of the issuance of the Executive Shares. If there is any inconsistency between the St. Laurent Long-Term Incentive Plan and this Subscription Form, the terms and conditions of the St. Laurent Long-Term Incentive Plan shall prevail.

Payment (Please check (X) one box only)

__ I attach a certified cheque or money order payable in Canadian dollars to St. Laurent in the amount of $ ________ as payment in full for the Executive Shares I have applied for.
   OR

__ I request St. Laurent to tend me, without interest, or to arrange on my behalf a loan from a third person, an amount of $ to purchase the Executive Shares I have applied for. If this loan is from a third party, I acknowledge that St. Laurent will bear all interest and fees with respect to such loan. I declare that I am indebted to St. Laurent or the third party, as the case may be, and agree to execute a demand Promissory Note in favour of St. Laurent or the third party, as the case may be, for the said amount. I authorize St. Laurent to deduct this amount from (i) proceeds of any sale, transfer or other alienation of my Executive Shares, (ii) any dividends declared and paid on such Executive Shares, (iii) any moneys payable to me with respect to Restricted Share Units, and (iv) 25% of any bonus granted to me under the St. Laurent Short-Term Incentive Plan. I agree that St. Laurent will have a first-ranking charge, hypothec and security interest over the Executive Shares held by the Trustee to my account as well as over the proceeds of any such sale, transfer or alienation, such dividends, such moneys and such other amounts.



Prospectus and Purchasers Rights

I declare that:

a) I have received a copy of the St. Laurent Prospectus dated June 3, 1993 relating to the proposed offering of units, of 222,222 La Tuque Employee Shares (as defined in the Prospectus) and of up to 104,022 Executive Shares;
b)  I  understand  that  this   application  does  not  constitute  a  binding
    commitment to purchase nor does it commit St. Laurent to allot or issue such number of shares until the St. Laurent Prospectus is sent to me and my application is accepted by St. Laurent;
c) I understand that I have certain rights of withdrawal and rescission or damages as described in the Prospectus under the heading "Purchasers' Statutory Rights".



Declaration

I declare that all of the above information is accurate and that I am eligible to apply under the Executive Offering (as defined in the Prospectus).



Signature                                 Date